SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549


                                     FORM 15


 Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports
       Under Section 13 and 15(d) of the Securities Exchange Act of 1934.

                                   Commission File Numbers 33-22548 and 33-33686

           The Guardian Real Estate Account of The Guardian Insurance
                            & Annuity Company, Inc.
           ----------------------------------------------------------
            (Exact name of registrant as specified in its charter)

                 201 Park Avenue South, New York, New York 10003
                 -----------------------------------------------
                                 (212) 598-8000
                                 --------------
   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                      None
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            (Title of each class of securities covered by this Form)

                                      None
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       (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

            Rule 12(g)-4(a)(1)(i)   |X|         Rule 12h-3(b)(l)(ii)  |_|
            Rule l2(g)-4(a)(1)(ii)  |_|         Rule 12h-3(b)(2)(i)   |_|
            Rule 12(g)-4(a)(2)(i)   |_|         Rule 12h-3(b)(2)(ii)  |_|
            Rule l2(g)-4(a)(2)(ii)  |_|         Rule l5d-6            |_|
            Rule 12(h)-3(b)(l)(i)   |X|

Approximate number of holders of record as of the certification or notice date: None

      Pursuant to the requirements of the Securities Exchange Act of 1934, THE GUARDIAN REAL ESTATE ACCOUNT OF THE GUARDIAN INSURANCE & ANNUITY COMPANY, INC. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE: June 25, 1998                    BY:       s/ John M. Smith
                                           -------------------------------------
                                                   John M. Smith
                                              Executive Vice President